UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 23, 2007
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of Kimberly-Clark Corporation (the “Corporation”), dated July 24, 2007, reporting the Corporation’s results of operations for the quarter ended June 30, 2007.

The information, including exhibits attached hereto, in Item 2.02 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

On July 23, 2007, the Corporation entered into a short-term Revolving Credit Agreement with Citibank, N.A., as Administrative Agent, and certain other banks party thereto (the "Short-Term Facility"). The Corporation has informed the Administrative Agent that it intends to borrow $2 billion under the Short-Term Facility on July 27, 2007 to fund the settlement of the accelerated share repurchase agreement discussed in Item 8.01 below.

The loan under the Short-Term Facility will be unsecured and have an interest rate based on the Eurodollar, federal funds or prime rate at the time of the borrowing, plus a spread based on the Corporation’s credit rating. The Corporation may make optional prepayments under the Short-Term Facility without premium or penalty. It is the Corporation’s intention to fully refinance the Short-Term Facility with long-term debt in the near future, depending on market conditions.

Item 8.01. Other Events.

On July 24, 2007, the Corporation announced that it entered into an accelerated share repurchase agreement (the “ASR Agreement”) through which it will purchase $2 billion of outstanding shares of its common stock. Under the ASR Agreement, the Corporation will purchase approximately 29.6 million shares of common stock from Bank of America, N.A. (“Bank of America") at an initial purchase price of $67.48 per share.  These repurchased shares will be classified as treasury shares.

Bank of America is expected to repurchase an equivalent number of shares in the open market during the period from July 26, 2007 to June 20, 2008 (the “Repurchase Period”).  The ASR Agreement also includes a provision that would allow Bank of America, at its discretion, to accelerate the program so that the Repurchase Period may end as early as March 10, 2008.  The initial purchase price per share is subject to an adjustment based on the volume weighted average price per share of the Corporation's shares of common stock during the Repurchase Period.

In connection with the ASR Agreement, the Corporation’s Board of Directors also authorized a new share repurchase program pursuant to which the Corporation is authorized to repurchase 50 million shares of the Corporation’s common stock in the open market (in addition to approximately 28 million shares remaining available under the Corporation’s prior share repurchase authorization).  Accordingly, after execution of the ASR Agreement, the Corporation will have authorization remaining to repurchase approximately 48 million additional shares. Subject to regulatory conditions, the Corporation intends to continue its ongoing share repurchase program in the open market during the Repurchase Period.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of the Corporation, dated July 24, 2007, providing additional information regarding the Corporation’s share repurchase programs.

This Current Report does not constitute an offer of any securities for sale.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1  Press release issued by Kimberly-Clark Corporation on July 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: July 24, 2007	By: /s/ Mark A. Buthman
Mark A. Buthman
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

99.1     Press release issued by Kimberly-Clark Corporation on July 24, 2007.